Exhibit 10.13

FORM OF MANAGEMENT EQUITY SUBSCRIPTION AGREEMENT

THIS MANAGEMENT EQUITY SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of __________ __, ____, by and between PTS Holdings Corp., a Delaware corporation (the “Company”), and the individual named on the signature page hereto (“Executive”);

WHEREAS, Executive has been selected by the Company to purchase shares of common stock of the Company (“Common Stock”) and in connection therewith will receive an option to purchase shares of Common Stock (the “Option”) pursuant to the terms set forth below and the terms of the Plan, the Stock Option Agreement, and the Securityholders Agreement; and

WHEREAS, on the terms and subject to the conditions hereof, Executive desires to subscribe for and acquire from the Company, and the Company desires to issue and provide to Executive, shares of Common Stock and the Option, in each case, as set forth on Exhibit A, as hereinafter set forth.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.	Definitions.

1.1 Acquisition. The term “Acquisition” means the consummation of the transactions contemplated by the Purchase and Sale Agreement, dated as of January 25, 2007 (as amended from time to time) by and between Cardinal Health, Inc. and Phoenix Charter LLC.

1.2 Affiliate. The term “Affiliate” shall have the meaning set forth in the Plan.

1.3 Agreement. The term “Agreement” shall have the meaning set forth in the preface.

1.4 Blackstone. The term “Blackstone” means Blackstone Capital Partners V L.P. and its Affiliates.

1.5 Board. The “Board” means the Company’s Board of Directors.

1.6 Call Notice. The term “Call Notice” shall have the meaning set forth in Section 4.2(b).

1.7 Cause. The term “Cause” shall have the meaning set forth in the Stock Option Agreement.

1.8 Closing. The term “Closing” shall have the meaning set forth in Section 2.3.

1.9 Closing Date. The term “Closing Date” shall have the meaning set forth in Section 2.3.

1.10 Common Stock. The term “Common Stock” shall have the meaning set forth in the preface.

1.11 Company. The term “Company” shall have the meaning set forth in the preface.

1.12 Competitive Business. The term “Competitive Business” shall have the meaning set forth in Section 6.1(a)(ii)(1).

1.13 Confidential Information. The term “Confidential Information” shall have the meaning set forth in Section 6.2.

1.14 Cost. The term “Cost” means the purchase price per Share paid by Executive.

1.15 Disability. The term “Disability” shall have the meaning set forth in the Plan.

1.16 Executive. The term “Executive” shall have the meaning set forth in the preface.

1.17 Fair Market Value. The term “Fair Market Value” shall have the meaning set forth in the Plan.

1.18 Family Group. The term “Family Group” shall have the meaning set forth in the Securityholders Agreement.

1.19 Financing Default. The term “Financing Default” means an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the financing documents of the Company or its Affiliates from time to time and any restrictive financial covenants contained in the organizational documents of the Company or its Affiliates.

1.20 Fiscal Year. The term “Fiscal Year” means each fiscal year of the Company (which, for the avoidance of doubt, ends on or about June 30th of any given year).

1.21 Lapse Date. The term “Lapse Date” shall have the meaning set forth in the Securityholders Agreement.

1.22 Option. The term “Option” shall have the meaning set forth in the preface.

1.23 Put Notice. The term “Put Notice” shall have the meaning set forth in Section 4.1(b).

1.24 Person. The term “Person” shall have the meaning set forth in Section 6.1(a)(i).

1.25 Plan. The term “Plan” means the 2007 PTS Holdings Corp. Stock Incentive Plan, as it may be amended or supplemented from time to time.

1.26 Purchase Price. The term “Purchase Price” shall have the meaning set forth in Section 2.1.

1.27 Restricted Period. The term “Restricted Period” shall have the meaning set forth in Section 6.1(a).

1.28 Securities Act. The term “Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time.

1.29 Securityholders Agreement. The term “Securityholders Agreement” means the Securityholders Agreement dated as of the Closing Date among the Company and the other parties thereto, as it may be amended or supplemented thereafter from time to time.

1.30 Shares. The term “Shares” means any shares of Common Stock acquired by Executive, including Shares issuable or issued upon exercise of the Option.

1.31 Stock Option Agreement. The term “Stock Option Agreement” means the Stock Option Agreement, dated as of the Closing Date, among Executive, the Company and the other parties thereto, as it may be amended or supplemented thereafter from time to time.

1.32 Subsidiary. The term “Subsidiary” shall have the meaning set forth in the Plan.

1.33 Termination Date. The term “Termination Date” means the date upon which Executive’s employment with the Company and its Subsidiaries is terminated.

2.	Subscription for Shares; Issuance of Option.

2.1 Purchase of Shares. Pursuant to the terms and subject to the conditions set forth in this Agreement, Executive hereby subscribes for and agrees to purchase, and the Company hereby agrees to issue to Executive, on the Closing Date, the number of Shares set forth on Exhibit A attached hereto in exchange for the purchase price (the “Purchase Price”) set forth on Exhibit A attached hereto.

2.2 Issuance of Option. Pursuant to the terms and subject to the conditions set forth in this Agreement, the Plan and the Stock Option Agreement, as of the Closing Date, the Company shall issue to Executive an Option to purchase the number of Shares set forth on Exhibit A attached hereto at an exercise price per Share equal to the amount set forth on Exhibit A attached hereto.

2.3 The Closing. The closing (the “Closing”) of the issuance of Shares hereunder shall take place on _________ __, ____ (the “Closing Date”). At least two business days prior to the Closing, Executive shall deliver to the Company the Purchase Price, payable by delivery of the amount in cash set forth on Exhibit A attached hereto, by delivery of a cashier’s or certified check or by wire transfer in immediately available funds.

2.4 Section 83(b) Election. Within 30 days after the Closing, Executive shall provide the Company with a copy of a completed election with respect to the Shares purchased at Closing under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder in the form of Exhibit B attached hereto. Executive shall file (via certified mail, return receipt requested) such election with the Internal Revenue Service within 30 days after the Closing and shall thereafter certify to the Company he has made such timely filing.

2.5 Closing Conditions. Notwithstanding anything in this Agreement to the contrary, the Company shall be under no obligation to issue and sell to Executive any Shares or grant the Option unless (i) Executive is an employee of, or consultant to, the Company or one of its Subsidiaries on the Closing Date; (ii) the representations of Executive contained in Section 3 hereof are true and correct in all material respects as of the Closing Date, and (iii) Executive is not in breach of any agreement, obligation or covenant herein required to be performed or observed by Executive on or prior to the Closing Date.

3.	Investment Representations and Covenants of Executive.

3.1 Shares Unregistered. Executive acknowledges and represents that Executive has been advised by the Company that:

(a) the offer and sale of Shares have not been registered under the Securities Act;

(b) the Shares must be held indefinitely and Executive must continue to bear the economic risk of the investment in the Shares unless the offer and sale of the Shares are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;

(c) there is no established market for the Shares and it is not anticipated that there will be any public market for the Shares in the foreseeable future;

(d) a restrictive legend in the form set forth below and the legends set forth in Section 7.2 of the Securityholders Agreement shall be placed on the certificates representing the Common Stock:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE OPTIONS AND OTHER PROVISIONS SET FORTH IN A MANAGEMENT EQUITY SUBSCRIPTION AGREEMENT WITH THE ISSUER DATED AS OF ____ __, ____, AS AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE”; and

(e) a notation shall be made in the appropriate records of the Company indicating that the Shares are subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Shares.

3.2 Additional Investment Representations. Executive represents and warrants that:

(a) Executive’s financial situation is such that Executive can afford to bear the economic risk of holding the Shares for an indefinite period of time, has adequate means for providing for Executive’s current needs and personal contingencies, and can afford to suffer a complete loss of Executive’s investment in the Shares;

(b) Executive’s knowledge and experience in financial and business matters are such that Executive is capable of evaluating the merits and risks of the investment in the Shares;

(c) Executive understands that the Shares are a speculative investment which involves a high degree of risk of loss of Executive’s investment therein, there are substantial restrictions on the transferability of the Shares and, on the Closing Date and for an indefinite period following the Closing, there will be no public market for the Shares and, accordingly, it may not be possible for Executive to liquidate Executive’s investment in case of emergency, if at all;

(d) the terms of this Agreement provide that, with respect to the Shares received upon exercise of the Option only, if Executive ceases to be an employee of the Company or its Subsidiaries, the Company and its Affiliates have the right to repurchase the Shares at a price which may, under certain circumstances, be less than the Fair Market Value thereof;

(e) Executive understands and has taken cognizance of all the risk factors related to the purchase of the Shares and, other than as set forth in this Agreement, no representations or warranties have been made to Executive or Executive’s representatives concerning the Shares or the Company or their prospects or other matters;

(f) Executive has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and its Subsidiaries, the Acquisition, the Plan, the Stock Option Agreement, the Securityholders Agreement, the Company’s organizational documents and the terms and conditions of the purchase of the Shares and to obtain any additional information which Executive deems necessary; and

(g) all information which Executive has provided to the Company and the Company’s representatives concerning Executive and Executive’s financial position is complete and correct as of the date of this Agreement.

4.	Certain Sales Upon Termination of Employment

4.1 Put Option

(a) If Executive’s employment with the Company and its Subsidiaries terminates due to the Disability or death of the Executive prior to the Lapse Date, the Executive and the Executive’s Family Group shall have the right, subject to the provisions of Section 5 hereof, for one year following the later of (x) the Termination Date or (y) the date of receipt of the Shares following exercise of the Option, to sell to the Company, and the Company shall be required to purchase (subject to the provisions of Section 5 hereof), on one occasion from Executive, all (or any portion) of Executive’s Shares at a price per Share equal to Fair Market Value (measured as of the purchase date); provided that the exercise of such right may be delayed by the Company to the extent any such delay is necessary to avoid the application of adverse accounting treatment to the Company.

(b) If Executive or Executive’s Family Group, as applicable, desires to exercise its option to require the Company to repurchase Shares pursuant to Section 4.1(a), Executive or Executive’s Family Group, as applicable, shall send written notice to the Company setting forth Executive’s or Executive’s Family Group, as applicable, intention to sell all of his or their Shares, as applicable, pursuant to Section 4.1(a) (the “Put Notice”). Subject to the provisions of Section 5, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 60th day after the giving of such notice.

4.2 Call Option.

(a) If Executive’s employment with the Company and its Subsidiaries terminates for any of the reasons set forth in clauses (i) or (ii) below prior to the Lapse Date, the Company shall have the right and option, but not the obligation, to purchase any or all of Executive’s Shares issuable or issued upon exercise of the Option for a period of 181 days (or such longer period as is necessary in order to avoid the application of adverse accounting treatment to the Company) following the later of (x) the Termination Date or (y) the date of receipt of the Shares following exercise of the Option, in each case, at a price per Share equal to the applicable purchase price determined as follows:

(i) Termination for Cause. If Executive’s employment with the Company and its Subsidiaries is terminated by the Company or any of its Subsidiaries for Cause, the purchase price per Share will be the lesser of (A) Fair Market Value (measured as of the purchase date) and (B) Cost; or

(ii) Termination of Employment Other than for Cause. If Executive’s employment with the Company and its Subsidiaries is terminated for any reason other than by the Company or any of its Subsidiaries for Cause, the purchase price per Share will be Fair Market Value (measured as of the purchase date).

(b) If the Company desires to exercise its option to purchase such Shares pursuant to Section 4.2(a), the Company shall, not later than 181 days following the later of (x) the Termination Date or (y) the date of receipt of the Shares following exercise of the Option, send written notice to Executive of its intention to purchase Shares, specifying the number of Shares to be purchased (the “Call Notice”). Subject to the provisions of Section 5, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 30th day after the giving of the later of the Call Notice.

(c) Notwithstanding the foregoing, if the Company elects not to exercise its option to purchase Shares pursuant to this Section 4 and Executive’s employment with the Company and its Subsidiaries terminated for any of the reasons set forth in clauses (a)(i) or (a)(ii) above prior to the Lapse Date, Blackstone may elect to purchase such Shares on the same terms and conditions set forth in this Section 4.2 by providing written notice to Executive of its intention to purchase Shares within 30 days after the expiration of the Company’s 181 day call window following the later of (x) the Termination Date or (y) the date of receipt of the Shares following exercise of the Option.

5.	Certain Limitations on the Company’s Obligations to Purchase Shares.

5.1 Deferral of Purchases. (a) Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to purchase any Shares at any time pursuant to Section 4, regardless of whether it has delivered a Call Notice or received a Put Notice, (i) to the extent that the purchase of such Shares would result in (A) a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its Subsidiaries or any of its or their property or (B) after giving effect thereto, a Financing Default, (ii) if immediately prior to such purchase there exists a Financing Default which prohibits such purchase, or (iii) to the extent that there is a lack of available cash on hand of the Company and no cash is available to the Company. The Company shall, within fifteen (15) days of learning of any such fact, so notify Executive that it is not obligated to purchase hereunder.

(b) Notwithstanding anything to the contrary contained in Section 4, provided the Lapse Date has not occurred, any Shares which Executive or Executive’s Family Group, as applicable, has elected to sell or the Company has elected to purchase, but which in accordance with Section 5.1(a) is not purchased at the applicable time provided in Section 4, shall be purchased by the Company (x) by delivery of a note for the applicable purchase price payable in equal installments of up to three (3) years, bearing interest at the prime lending rate in effect as of the date of the exercise of the call right or at the applicable Applicable Federal Rate at such time, if greater; provided, however, that the Company shall fully satisfy its obligation under the note sooner if the purchase price is no longer restricted under Section 5.1(a), with such amount paid to Executive or Executive’s Family Group, as applicable, within fifteen (15) days after the date the prohibition is lifted or (y) if purchase by delivery of a note as described in clause (x) is not permitted due to the terms of any outstanding Company indebtedness, or otherwise, then, for the applicable purchase price (measured as of the actual purchase date) on or prior to the fifteenth (15th) day after such date or dates that the purchase of such Shares are no longer prohibited under Section 5.1(a) and the Company shall give Executive five (5) days’ prior notice of any such purchase. Notwithstanding the anything herein to the contrary, prior to the payment of the purchase price under this Section 5.1, Executive or Executive’s Family Group may withdraw the Shares subject to the put option described in Section 4.1.

5.2 Payment for Shares. If at any time the Company elects to purchase any Shares pursuant to Section 4, unless otherwise provided for herein, the Company shall pay the purchase price for the Shares it purchases (i) first, by the cancellation of any indebtedness owing from Executive to the Company or any of its Subsidiaries and (ii) then, by the Company’s delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price, if any, against delivery of the certificates or other instruments representing the Shares so purchased, duly endorsed.

6.	Noncompetition; Nonsolicitation; Confidentiality.

6.1 Competitive Activity.

(d) During the period commencing on the date hereof and ending on the date that is 12 months after the date Executive’s employment with the Company and its Subsidiaries is terminated by the Company or any of its Subsidiaries for any reason (the “Restricted Period”):

(i) Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly, solicit or assist in soliciting in competition with the Company or any of its Subsidiaries, the business of any client or prospective client:

(1)	with whom Executive had personal contact or dealings on behalf of the Company or any of its Subsidiaries during the one year period preceding Executive’s termination of employment with the Company or any of its Subsidiaries;

(2)	with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company or any of its Subsidiaries during the one year immediately preceding Executive’s termination of employment; or

(3)	for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive’s termination of employment.

(ii) Executive will not directly or indirectly:

(1)	engage in any business that competes with the business of the Company or any of its Subsidiaries, including, contract services to pharmaceutical, biotechnology and vitamin/mineral supplements manufacturers related to formulation, analysis manufacturing and packaging and any other product or service of the type developed, manufactured or sold by the Company or any of its Subsidiaries (including, without limitation, any other business which the Company or any of its Subsidiaries have plans to engage in as of the date of Executive’s termination of employment) in any geographical area where the Company or any of its Subsidiaries conduct business (a “Competitive Business”);

(2)	enter the employ of, or render any services to, any Person (or any division or controlled or controlling Affiliate of any Person) who or which engages in a Competitive Business;

(3)	acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(4)	interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its Subsidiaries and customers, clients, suppliers, or investors of the Company or any of its Subsidiaries.

Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any entity engaged in the business of the Company or any of its Subsidiaries which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(iii) will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A)	solicit or encourage any employee of the Company or any of its Subsidiaries to leave the employment of the Company or any of its Subsidiaries; or

(B)	hire any such employee who was employed by the Company or any of its Subsidiaries as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or any of its Subsidiaries coincident with, or within six (6) months prior to or after, the termination of Executive’s employment with the Company or any of its Subsidiaries; provided, however, that this restriction shall cease to apply to any employee who has not been employed by the Company or its Subsidiaries for at least six (6) months.

(iv) will not, directly or indirectly, solicit or encourage to cease to work with the Company or any of its Subsidiaries any consultant then under contract with the Company or any of its Subsidiaries.

(e) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 6.1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein

6.2 Confidentiality

(a) Executive will not at any time (whether during or after Executive’s employment with the Company and its Subsidiaries) (x) retain or use for the benefit, purposes or account of Executive or any other person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(b) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any known confidentiality obligation; or (c) required by law to be disclosed or in any judicial or administrative process; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate, at the Company’s cost, with any attempts by the Company to obtain a protective order or similar treatment.

(c) Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial or tax advisors or lender, each of whom Executive agrees to instruct not to disclose, the existence or contents of this Agreement (unless this Agreement shall be publicly available as a result of a regulatory filing made by the Company or its Affiliates); provided, that Executive may disclose to any prospective future employer the provisions of Section 6.1 of this Agreement provided they agree to maintain the confidentiality of such terms.

(d) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its Affiliates and Subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

6.3 Repayment of Proceeds. If Executive breaches in any material way the non-competition and non-solicitation provisions of Section 6.1 or the confidentiality provisions of Section 6.2 and Executive does not cure such breach within ten (10) days following receipt of notice from the Company of such breach, then Executive shall be required to pay to the Company, within ten (10) business days following the first date on which Executive first breaches such provisions, an amount equal to the excess, if any, of (A) the aggregate proceeds Executive received upon the sale or other disposition of, or distributions in respect of, Executive’s Shares over (B) the aggregate Cost of such Shares.

6.4 Notwithstanding anything herein to the contrary, in the event of any conflict between the terms of Sections 6.1 and 6.2 and the terms of any employment, non-competition or confidentiality agreement between Executive and the Company and its Subsidiaries, the terms of such employment, non-competition or confidentiality agreement shall govern.

7.	Miscellaneous

7.1 Transfers to Permitted Transferees. Prior to the transfer of Shares, to the extent permitted under the terms of the Securityholders Agreement, Executive shall deliver to the Company a written agreement of the proposed transferee (a) evidencing such Person’s undertaking to be bound by the terms of this Agreement and (b) acknowledging that the Shares transferred to such Person will continue to be Shares for purposes of this Agreement in the hands of such Person. Any transfer or attempted transfer of Shares in violation of any provision of this Agreement or the Securityholders Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Shares as the owner of such Shares for any purpose.

7.2 Recapitalizations, Exchanges, Etc. Affecting Shares. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Shares, to any and all securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of any dividend payable in shares of Common Stock, issuance of shares of Common Stock, combination, recapitalization, reclassification, merger, consolidation or otherwise.

7.3 Executive’s Employment by the Company. Nothing contained in this Agreement shall be deemed to obligate the Company or any Subsidiary of the Company to employ Executive in any capacity whatsoever or to prohibit or restrict the Company (or any such Subsidiary) from terminating the employment of Executive at any time or for any reason whatsoever, with or without Cause.

7.4 Cooperation. Executive agrees to cooperate with the Company in taking action reasonably necessary to consummate the transactions contemplated by this Agreement and the Acquisition, including the execution and delivery of ancillary agreements reasonably necessary to effectuate the Acquisition and related transactions.

7.5 Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no transferee shall derive any rights under this Agreement unless and until such transferee has executed and delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement; and provided further that Blackstone is a third party beneficiary of this Agreement and shall have the right to enforce the provisions hereof.

7.6 Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

7.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereof.

7.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied (with confirmation of receipt), one day after deposit with a reputable overnight delivery service (charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.

(a) If to the Company:

PTS Holdings Corp.

c/o Cardinal Health 409, Inc.

14 Schoolhouse Road Somerset, NJ 08873

Attention: John Lowry

with a copy to:

c/o The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: Chinh Chu

Fax: (212) 583-5722

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attn: Wilson Neely and Brian Robbins

Fax: (212) 455-2502

(b) If to the Executive, to the address as shown on the stock ledger of the Company,

with a required copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Attn: Robert J. Lichtenstein

Fax: (215) 963-4815

7.9 Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, other than as specifically provided for herein.

7.10 Counterparts. This Agreement may be executed in separate counterparts, and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

7.11 Injunctive Relief. Executive and any permitted transferee each acknowledges and agrees that a violation of any of the terms of this Agreement will cause the Company irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

7.12 Rights Cumulative; Waiver. The rights and remedies of Executive and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Management Equity Subscription Agreement as of the date first above written.

PTS HOLDINGS CORP.

By:
Name:
Title:

Subscription Agreement

[Name]

Subscription Agreement

CONSENT OF SPOUSE

I,                                              , the undersigned spouse of Executive, hereby acknowledge that I have read the foregoing Management Equity Subscription Agreement (the “Agreement”) and that I understand its contents. I am aware that the Agreement provides for the repurchase of my spouse’s Shares (as defined in the Agreement) under certain circumstances and imposes other restrictions on the transfer of such Shares. I agree that my spouse’s interest in the Shares is subject to the Agreement and any interest I may have in such Shares shall also be irrevocably bound by the Agreement and, further, that my community property interest in such Shares, if any, shall be similarly bound by the Agreement.

I am aware that the legal, financial and other matters contained in the Agreement are complex and I am encouraged to seek advice with respect thereto from independent legal and/or financial counsel. I have either sought such advice or determined after carefully reviewing the Agreement that I hereby waive such right.

Acknowledged and agreed this day of , .

Name:

Witness

Subscription Agreement – Consent of Spouse

EXHIBIT A

Shares of Common Stock:

Purchase Price for Shares:

Number of Shares subject to the Option:

Exercise Price of Shares subject to the Option:

Exhibit A to Subscription Agreement

EXHIBIT B

ELECTION TO INCLUDE SHARES OF COMMON STOCK IN GROSS

INCOME PURSUANT TO SECTION 83(b) OF THE

INTERNAL REVENUE CODE

The undersigned purchased shares of common stock (the “Common Stock”) of PTS Holdings Corp. (the “Company”) on _____________, ____. The undersigned desires to make an election to have the shares of Common Stock taxed under the provision of Section 83(b) of the Internal Revenue Code of 1986, as amended (“Code §83(b)”), at the time the undersigned purchased the shares of Common Stock.

Therefore, pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the shares of Common Stock (described below), to report as taxable income for calendar year ____ the excess, if any, of the Common Stock’s fair market value on _________, ____ over the purchase price thereof.

The following information is supplied in accordance with Treasury Regulation §1.83-2(e):

1. The name, address and social security number of the undersigned:

Name: __________________________________________

Address: ________________________________________

              _________________________________________

SSN: ___________________________________________

2. A description of the property with respect to which the election is being made:

_____ shares of Common Stock.

3. The date on which the property was transferred: _________, ____. The taxable year for which such election is made: calendar year 2007.

4. The restrictions to which the property is subject: The shares of Common Stock are subject to transfer restrictions and repurchase rights.

5. The aggregate fair market value on __________, ____ of the shares of Common Stock with respect to which the election is being made, determined without regard to any lapse restrictions: $            .

6. The aggregate amount paid for the share of Common Stock: $            .

7. A copy of this election has been furnished to the Secretary of the Company pursuant to Treasury Regulations §1.83-2(e)(7).

Dated: ,
[Name]

Exhibit B to Subscription Agreement